For Immediate Release
The J. M. Smucker Company Announces Fourth Quarter and Full Year Results
•	Company completes another strong fiscal year
•	Q4 net sales increase 11 percent; volume up 2 percent
•	Restructuring charges result in lower operating income; Q4 operating income increases 4 percent, excluding charges
•	Company provides sales and earnings outlook for 2012

ORRVILLE, Ohio, June 9, 2011 —The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and fiscal year ended April 30, 2011.

Executive Summary

	Three Months Ended April 30,			Year Ended April 30,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,187.2	$1,069.1	11%	$4,825.7	$4,605.3	5%
Operating income	$166.1	$181.0	(8)%	$784.3	$790.9	(1)%
% of net sales	14.0%	16.9%		16.3%	17.2%
Net income:
Income	$94.9	$120.6	(21)%	$479.5	$494.1	(3)%
Income per diluted share	$0.82	$1.01	(19)%	$4.05	$4.15	(2)%
EBITDA	$228.0	$233.1	(2)%	$1,023.9	$978.9	5%
% of net sales	19.2%	21.8%		21.2%	21.3%

•
Non-GAAP income per diluted share was $1.00 and $1.07 for the fourth quarters of 2011 and 2010, a decrease of 7 percent, and $4.69 and $4.37 for the years ended April 30, 2011 and 2010, an increase of 7 percent, respectively.

•
Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.18 and $0.06 per diluted share, in the fourth quarters of 2011 and 2010, and $0.64 and $0.22 in the years ended April 30, 2011 and 2010, respectively.

•	Results for the fourth quarter of 2010 benefited from a $12.9 million gain on the Company’s March 2010 divestiture of potato products and a significantly lower effective tax rate.

“Our long-term focus and strategy of owning and marketing leading brands have allowed us to deliver another year of strong sales and earnings,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “We are gratified to have achieved these results in a challenging operating environment.  Our ongoing success provides opportunities to return value to our shareholders.  During the year, we repurchased over four percent of our outstanding common shares and increased the dividends paid by 17 percent.  Total shareholder return for 2011 exceeded 25 percent reflecting the impact of these actions.”

“As we begin the new fiscal year, we remain focused on building our brands while navigating through this period of commodity cost volatility,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “We continue to demonstrate our ability to effectively manage these challenges while providing value to our consumers.  With a number of key initiatives and new products planned for 2012, along with contributions from the recently acquired Rowland Coffee Roasters brands, we are confident in providing full year earnings per share guidance that is consistent with our stated long-term growth objectives.”

Net Sales

	Three Months Ended April 30,				Year Ended April 30,
	2011	2010	Increase (Decrease)%		2011	2010	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,187.2	$1,069.1	$118.1	11%	$4,825.7	$4,605.3	$220.5	5%
Adjust for certain noncomparable items:
Divestitures	-	(5.0)	5.0	0%	-	(40.4)	40.4	1%
Foreign exchange	(5.4)	-	(5.4)	(1)%	(22.1)	-	(22.1)	0%
Net sales, excluding divestitures and foreign exchange	$1,181.8	$1,064.1	$117.7	11%	$4,803.7	$4,564.9	$238.8	5%

Amounts may not add due to rounding.

Net sales in the fourth quarter of 2011 increased $118.1 million, or 11 percent, compared to the fourth quarter of 2010, as the net impact of price realization contributed approximately 8 percent of the overall increase.  Volume increased 2 percent as gains were realized in the majority of our brands including Pillsbury® baking mixes and frostings, Jif® peanut butter, Folgers® coffee, Crisco® oils, Bick’s® pickles, and Smucker’s® fruit spreads.  The overall impact of sales mix and foreign exchange rates was favorable.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
	(% of net sales)

Gross profit	35.5%	40.2%	37.3%	38.8%
Selling, distribution, and administrative expenses:
Marketing	5.6%	7.2%	5.8%	6.6%
Selling	3.3%	3.6%	3.3%	3.3%
Distribution	3.3%	3.5%	3.2%	3.3%
General and administrative	6.6%	7.2%	5.6%	5.9%
	18.8%	21.5%	17.9%	19.1%
Amortization	1.5%	1.7%	1.5%	1.6%
Impairment charges	0.0%	0.2%	0.4%	0.3%
Other restructuring and merger and integration costs	1.3%	0.6%	1.2%	0.8%
Other operating (income) expense - net	(0.2)%	(0.7)%	0.0%	(0.2)%
Operating Income	14.0%	16.9%	16.3%	17.2%

Amounts may not add due to rounding.

Gross profit decreased $9.1 million in the fourth quarter of 2011, compared to 2010, as the increase in net sales was offset by overall higher raw material and freight costs and an additional $11.8 million of special project costs included in cost of products sold.  Excluding special project costs, gross profit increased $2.7 million, or 1 percent.  Costs were significantly higher for green coffee and soybean oil.  As expected, price increases taken throughout the year to offset higher commodity costs were realized and contributed to incremental gross profit, but did not generate margin expansion.  Gross margin declined from 40.6 percent in the fourth quarter of 2010, to 36.8 percent in the fourth quarter of 2011, excluding special project costs.  Gross margin was also impacted by price declines in effect on Crisco® oils during the first half of the quarter, despite higher costs.

Selling, distribution, and administrative expenses in the fourth quarter of 2011 decreased 3 percent, compared to 2010, and decreased as a percentage of net sales from 21.5 percent to 18.8 percent.  Marketing expenses for the fourth quarter of 2011 decreased 14 percent, compared to the same period in 2010 that included significant levels of advertising investments.  Selling, distribution, and general and administrative expenses all increased between 2 percent and 4 percent, significantly less than the percentage increase in net sales.

Operating income decreased $14.9 million, or 8 percent, in the fourth quarter of 2011, compared to 2010, including the overall increase in special project costs of approximately $21.6 million driven by the Company’s on-going progress on its restructuring project.  Excluding the impact of special project costs in both periods, operating income increased $6.7 million, or 4 percent, and declined from 17.9 percent of net sales in 2010, to 16.7 percent in 2011.

Interest and Income Taxes
Interest expense increased $1.9 million in the fourth quarter of 2011, compared to 2010, primarily due to higher average debt outstanding.

Income taxes increased $8.3 million in the fourth quarter of 2011, compared to 2010.  The effective tax rate was 36.7 percent in the fourth quarter of 2011, compared to 27.9 percent in the fourth quarter of 2010.  The effective tax rate for the year increased to 33.1 percent for 2011, compared to 32.4 percent for 2010.   The increase in the effective tax rate for both the fourth quarter and full year ended 2011, compared to 2010, is primarily due to higher current and deferred state income taxes and reduced tax benefits associated with the Canadian operations, partially offset by increased tax benefits related to the domestic manufacturing deduction in 2011, compared to 2010.

Segment Performance

	Three Months Ended April 30,			Year Ended April 30,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee Market	$505.3	$417.7	21%	$1,930.9	$1,700.5	14%
U.S. Retail Consumer Market (1)	266.2	270.4	(2)%	1,091.6	1,125.3	(3)%
U.S. Retail Oils and Baking Market	181.3	163.2	11%	888.0	905.7	(2)%
Special Markets	234.3	217.8	8%	915.3	873.8	5%

Segment profit:
U.S. Retail Coffee Market	$117.1	$108.4	8%	$536.1	$484.0	11%
U.S. Retail Consumer Market (2)	77.0	82.4	(7)%	295.0	285.2	3%
U.S. Retail Oils and Baking Market	21.7	21.0	3%	116.6	128.0	(9)%
Special Markets	41.9	37.6	11%	154.4	134.9	14%

Segment profit margin:
U.S. Retail Coffee Market	23.2%	25.9%		27.8%	28.5%
U.S. Retail Consumer Market (2)	28.9%	30.5%		27.0%	25.3%
U.S. Retail Oils and Baking Market	12.0%	12.8%		13.1%	14.1%
Special Markets	17.9%	17.2%		16.9%	15.4%

(1)	Net sales comparability for the U.S. Retail Consumer Market is impacted by the potato products divestiture in March 2010.
(2)
Segment profit and margin comparability for the U.S. Retail Consumer Market is impacted by the $12.9 million gain on the potato products divestiture included in the three months and year ended April 30, 2010.

While the Company’s four reportable segments remain the same for 2011, the calculation of segment profit was modified at the beginning of 2011 to include intangible asset amortization and impairment charges related to segment assets, along with certain other items in each of the segments.  These items were previously considered corporate expenses and were not allocated to the segments.  This change more accurately aligns the segment financial results with the responsibilities of segment management, most notably in the area of intangible assets.  Fiscal 2010 segment profit has been recalculated to be consistent with the current methodology.

U.S. Retail Coffee Market
The U.S. Retail Coffee Market segment net sales increased 21 percent in the fourth quarter of 2011, compared to the fourth quarter of 2010, primarily reflecting the impact of three price increases taken during 2011 totaling 23 percent, partially offset by increased spending in support of the Easter promotional period.   Volume increased 3 percent for the Folgers® brand in the fourth quarter of 2011, compared to the fourth quarter of 2010, and offset a low double-digit percent decline in Dunkin’ Donuts® packaged coffee which realized a strong fourth quarter last year with volume up double digits.  Overall segment volume was flat in the fourth quarter of 2011, compared to 2010.  The introduction of Folgers Gourmet Selections® and Millstone® K-Cups® offerings earlier in the fiscal year contributed approximately 5 percent of the U.S. Retail Coffee Market segment net sales in the fourth quarter of 2011.

U.S. Retail Coffee Market segment profit increased 8 percent in the fourth quarter of 2011, compared to the fourth quarter of 2010.  Green coffee costs were significantly higher in the fourth quarter of 2011, compared to the fourth quarter of 2010, but were offset by the net realization of previously announced price increases.  Marketing expenses decreased $8.5 million in the fourth quarter of 2011, compared to the fourth quarter of 2010, as advertising was at more typical levels in the current year, and record incremental investments were made in the prior year.  Segment profit margin was 23.2 percent in 2011, compared to 25.9 percent in 2010.  In May 2011, an 11 percent price increase was implemented on the majority of coffee products to offset further increases in green coffee costs.

U.S. Retail Consumer Market
The U.S. Retail Consumer Market segment net sales were flat and volume increased 2 percent for the fourth quarter of 2011, compared to 2010, excluding the effect of potato products divested in the fourth quarter of 2010.  Net sales include the impact of a peanut butter price reduction of 5 percent taken earlier in the fiscal year.  Volume gains in peanut butter and fruit spreads were offset somewhat by declines in Smucker’s® Uncrustables® sandwiches.  Reported segment net sales decreased 2 percent and volume increased 1 percent for the fourth quarter of 2011, compared to the fourth quarter of 2010, including the divested potato products.

The U.S. Retail Consumer Market segment profit decreased 7 percent for the fourth quarter of 2011, compared to the fourth quarter in 2010 which benefited from a $12.9 million gain on the divestiture of potato products.  Segment marketing expense and supply chain costs decreased in the fourth quarter of 2011, compared to 2010.  Segment profit margin was 28.9 percent in the fourth quarter of 2011, compared to 30.5 percent in 2010 that included a 4.8 percentage point impact of the gain on divestiture.

U.S. Retail Oils and Baking Market
Net sales and volume in the U.S. Retail Oils and Baking Market segment increased 11 percent and 6 percent, respectively, for the fourth quarter of 2011, compared to 2010.  Volume was up 15 percent for the Pillsbury® brand with gains in baking mixes and frostings, and up 6 percent for the Crisco® brand driven by oils.   Milk volume also increased modestly.  Price increases were taken in the third quarter of 2011 on frosting and flours, and in the fourth quarter of 2011 on oils and shortening but were not fully realized due to higher promotional spending for the Easter holiday.  The impact of mix on net sales was favorable.

Although net price realization for the quarter did not offset higher costs, segment profit increased 3 percent in the fourth quarter of 2011, compared to the fourth quarter of 2010.   A portion of planned marketing expenditures in the fourth quarter of 2011 was redirected to promotional spending, resulting in a decrease in marketing expenses, compared to 2010.  The prior year fourth quarter was negatively impacted by intangible asset impairments and losses on the disposition of assets no longer used in manufacturing operations.  Segment profit margin decreased from 12.8 percent in the fourth quarter of 2010, to 12.0 percent in 2011.

Special Markets
Net sales in the Special Markets segment increased 8 percent in the fourth quarter of 2011, compared to 2010.  Excluding foreign exchange, segment net sales increased 5 percent over the same time period primarily due to price increases and mix.  Solid volume gains were realized in coffee and pickles.  Overall segment volume decreased 4 percent in the fourth quarter of 2011, compared to 2010, driven by declines in flour, nonbranded natural foods beverages, and Europe’s Best® frozen fruit and vegetables.

Special Markets segment profit increased 11 percent, as the impact of price increases, sales mix, and supply chain improvements related to Smucker’s® Uncrustables® sandwich production more than offset higher raw material costs, and an increase in marketing and distribution expenses, primarily in Canada.  Segment profit for the fourth quarter of 2010 included losses on the disposition of assets no longer used in manufacturing operations.  Segment profit margin improved to 17.9 percent from 17.2 percent for the fourth quarter of 2011, compared to 2010.

Other Financial Results and Measures
Cash provided by operations was $391.6 million for the year ended April 30, 2011, reflecting cash used for operations of $2.8 million in the fourth quarter.  The Company typically experiences significant cash generation in the second half of its fiscal year upon completion of the Company’s key Fall Bake and Holiday promotional periods.  However, the impact of commodity cost increases on higher inventory levels, and increased trade receivable balances due to the timing of the Easter holiday later in April, caused a significant increase in working capital requirements during the fourth quarter of 2011.

During the fourth quarter of 2011, the Company completed the repurchase of approximately 2.0 million common shares utilizing $141.8 million of cash on hand, bringing total shares repurchased under Board of Directors’ authorizations for the year to approximately 5.7 million.

For the fourth quarter of 2011, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $228.0 million, or 19.2 percent of net sales, compared to $233.1 million, or 21.8 percent of net sales, in the fourth quarter of 2010, a decrease of 2 percent.  For 2011, EBITDA was $1,023.9 million, or 21.2 percent of net sales, compared to $978.9 million, or 21.3 percent of net sales, for 2010, an increase of 5 percent.

Outlook
The Company remains committed to its strategy of owning and marketing North American food brands which hold the number one market position in their respective categories.  In 2012, the Company expects cost of products sold to increase approximately 25 percent driven primarily by significantly higher commodity costs, compared to 2011.  Price increases have been taken in response to these higher costs.  The full year impact of price increases taken during 2011 and early 2012, along with the recently announced acquisition of the coffee brands and business operations of Rowland Coffee Roasters, Inc. are expected to result in a 2012 net sales increase of approximately 20 percent, compared to the prior year.  Non-GAAP income per diluted share is expected to range from $5.00 to $5.15 and assumes approximately 114.0 million shares outstanding.  This range excludes special project costs of $0.55 to $0.60 per diluted share.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, June 9, 2011 at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 3383522, and will be available until Thursday, June 16, 2011.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date period is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.  Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Pilon, Café Bustelo®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004.  For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation® is a trademark of Société des Produits Nestlé S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC, used under license.  Borden® and Elsie are trademarks used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores.  This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.  K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;
•
risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement and realize the full benefit of price changes and the competitive response;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food safety concerns involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;

•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of new or changes to existing governmental laws and regulations or their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Sonal Robinson
Vice President, Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2011	2010	% Increase (Decrease)	2011	2010	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,187,167	$1,069,079	11%	$4,825,743	$4,605,289	5%
Cost of products sold	750,456	635,102	18%	2,973,137	2,814,729	6%
Cost of products sold - restructuring	15,713	3,870	n/m	54,089	3,870	n/m
Gross Profit	420,998	430,107	(2)%	1,798,517	1,786,690	1%
Gross margin	35.5%	40.2%		37.3%	38.8%

Selling, distribution, and administrative expenses	222,707	229,648	(3)%	863,114	878,221	(2)%
Amortization	18,331	18,398	(0)%	73,844	73,657	0%
Impairment charges	444	1,851	(76)%	17,599	11,658	51%
Merger and integration costs	3,019	4,396	(31)%	11,194	33,692	(67)%
Other restructuring costs	13,005	1,841	n/m	47,868	1,841	n/m
Other operating (income) expense – net	(2,615)	(7,030)	(63)%	626	(3,288)	(119)%
Operating Income	166,107	181,003	(8)%	784,272	790,909	(1)%
Operating margin	14.0%	16.9%		16.3%	17.2%

Interest income	728	426	71%	2,512	2,793	(10)%
Interest expense	(16,418)	(14,527)	13%	(69,594)	(65,187)	7%
Other (expense) income – net	(513)	454	(213)%	(26)	2,238	(101)%
Income Before Income Taxes	149,904	167,356	(10)%	717,164	730,753	(2)%
Income taxes	55,024	46,750	18%	237,682	236,615	0%
Net Income	$94,880	$120,606	(21)%	$479,482	$494,138	(3)%

Net income per common share	$0.82	$1.01	(19)%	$4.06	$4.15	(2)%

Net income per common share– assuming dilution	$0.82	$1.01	(19)%	$4.05	$4.15	(2)%

Dividends declared per common share	$0.44	$0.40	10%	$1.68	$1.45	16%

Weighted-average shares outstanding	115,429,821	119,121,257	(3)%	118,165,751	118,951,434	(1)%
Weighted-average shares outstanding – assuming dilution	115,496,532	119,268,283	(3)%	118,276,086	119,081,445	(1)%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2011	April 30, 2010
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$319,845	$283,570
Trade receivables	344,410	238,867
Inventories	863,579	654,939
Other current assets	109,165	46,254
Total Current Assets	1,636,999	1,223,630

Property, Plant, and Equipment, Net	867,882	858,313

Other Noncurrent Assets:
Goodwill	2,812,746	2,807,730
Other intangible assets, net	2,940,010	3,026,515
Other noncurrent assets	66,948	58,665
Total Other Noncurrent Assets	5,819,704	5,892,910
	$8,324,585	$7,974,853

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$234,916	$179,509
Current portion of long-term debt	-	10,000
Other current liabilities	247,760	289,388
Total Current Liabilities	482,676	478,897

Noncurrent Liabilities:
Long-term debt, net of current portion	1,304,039	900,000
Other noncurrent liabilities	1,245,507	1,269,636
Total Noncurrent Liabilities	2,549,546	2,169,636

Shareholders' Equity	5,292,363	5,326,320
	$8,324,585	$7,974,853

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
	(Dollars in thousands)

Operating Activities
Net income	$94,880	$120,606	$479,482	$494,138
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation	28,751	29,336	112,226	108,225
Depreciation - restructuring	15,306	3,870	53,569	3,870
Amortization	18,331	18,398	73,844	73,657
Impairment charges	444	1,851	17,599	11,658
Share-based compensation expense	6,058	7,153	24,044	25,949
Other noncash restructuring charges	1,554	-	8,540	-
Loss (gain) on sale of assets - net	1,056	(10,719)	2,867	(7,831)
Changes in assets and liabilities:
Trade receivables	(52,442)	44,620	(102,625)	31,521
Inventories	(125,561)	5,467	(204,159)	(46,160)
Accounts payable and accrued items	48,041	(23,480)	84,633	(34,620)
Defined benefit pension contributions	(3,347)	(3,333)	(16,779)	(4,436)
Income taxes, including deferred income tax benefit	(29,015)	(22,037)	(125,988)	16,129
Other -net	(6,874)	30,172	(15,691)	41,378
Net Cash (Used for) Provided by Operating Activities	(2,818)	201,904	391,562	713,478

Investing Activities
Additions to property, plant, and equipment	(68,947)	(24,319)	(180,080)	(136,983)
Proceeds from sale of businesses	-	19,554	-	19,554
Purchases of marketable securities	-	-	(75,637)	-
Sale and maturities of marketable securities	20,000	-	57,100	13,519
Other - net	801	287	5,704	(533)
Net Cash Used for Investing Activities	(48,146)	(4,478)	(192,913)	(104,443)

Financing Activities
Repayments of long-term debt	-	-	(10,000)	(275,000)
Repayment of bank note payable	-	-	-	(350,000)
Proceeds from long-term debt	-	-	400,000	-
Quarterly dividends paid	(50,959)	(41,638)	(194,024)	(166,224)
Purchase of treasury shares	(141,806)	(138)	(389,135)	(5,569)
Other - net	7,778	212	22,740	8,245
Net Cash Used for Financing Activities	(184,987)	(41,564)	(170,419)	(788,548)
Effect of exchange rate changes	6,213	2,147	8,045	6,390
Net (decrease) increase in cash and cash equivalents	(229,738)	158,009	36,275	(173,123)
Cash and cash equivalents at beginning of period	549,583	125,561	283,570	456,693
Cash and cash equivalents at end of period	$319,845	$283,570	$319,845	$283,570

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)	$436,711	$433,977	$1,852,606	$1,790,560
% of net sales	36.8%	40.6%	38.4%	38.9%

Operating income excluding special project costs (2)	$197,844	$191,110	$897,423	$830,312
% of net sales	16.7%	17.9%	18.6%	18.0%

Income excluding special project costs: (3)
Income	$115,332	$127,827	$555,133	$520,782

Income per common share — assuming dilution	$1.00	$1.07	$4.69	$4.37

(1) Reconciliation to gross profit:
Gross profit	$420,998	$430,107	$1,798,517	$1,786,690
Cost of products sold - restructuring	15,713	3,870	54,089	3,870
Gross profit excluding special project costs	$436,711	$433,977	$1,852,606	$1,790,560

(2) Reconciliation to operating income:
Operating income	$166,107	$181,003	$784,272	$790,909
Merger and integration costs	3,019	4,396	11,194	33,692
Cost of products sold - restructuring	15,713	3,870	54,089	3,870
Other restructuring costs	13,005	1,841	47,868	1,841
Operating income excluding special project costs	$197,844	$191,110	$897,423	$830,312

(3) Reconciliation to net income:
Income before income taxes	$149,904	$167,356	$717,164	$730,753
Merger and integration costs	3,019	4,396	11,194	33,692
Cost of products sold - restructuring	15,713	3,870	54,089	3,870
Other restructuring costs	13,005	1,841	47,868	1,841
Income before income taxes, excluding special project costs	181,641	177,463	830,315	770,156
Income taxes, as adjusted	66,309	49,636	275,182	249,374
Income excluding special project costs	$115,332	$127,827	$555,133	$520,782

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization (4)	$227,982	$233,061	$1,023,885	$978,899
% of net sales	19.2%	21.8%	21.2%	21.3%

Free cash flow (5)	$(71,765)	$177,585	$211,482	$576,495

(4) Reconciliation to net income:
Income before income taxes	$149,904	$167,356	$717,164	$730,753
Interest income	(728)	(426)	(2,512)	(2,793)
Interest expense	16,418	14,527	69,594	65,187
Depreciation	28,751	29,336	112,226	108,225
Depreciation - restructuring	15,306	3,870	53,569	3,870
Amortization	18,331	18,398	73,844	73,657
Earnings before interest, taxes, depreciation, and amortization	$227,982	$233,061	$1,023,885	$978,899

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$(2,818)	$201,904	$391,562	$713,478
Additions to property, plant, and equipment	(68,947)	(24,319)	(180,080)	(136,983)
Free cash flow	$(71,765)	$177,585	$211,482	$576,495

The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee Market	$505,345	$417,664	$1,930,869	$1,700,458
U.S. Retail Consumer Market	266,207	270,351	1,091,595	1,125,280
U.S. Retail Oils and Baking Market	181,279	163,232	888,008	905,719
Special Markets	234,336	217,832	915,271	873,832
Total net sales	$1,187,167	$1,069,079	$4,825,743	$4,605,289

Segment profit:
U.S. Retail Coffee Market	$117,059	$108,372	$536,133	$484,006
U.S. Retail Consumer Market	77,024	82,410	294,970	285,223
U.S. Retail Oils and Baking Market	21,668	20,957	116,624	127,954
Special Markets	41,870	37,565	154,441	134,948
Total segment profit	$257,621	$249,304	$1,102,168	$1,032,131
Interest income	728	426	2,512	2,793
Interest expense	(16,418)	(14,527)	(69,594)	(65,187)
Share-based compensation expense	(5,093)	(6,235)	(19,896)	(20,687)
Merger and integration costs	(3,019)	(4,396)	(11,194)	(33,692)
Cost of products sold - restructuring	(15,713)	(3,870)	(54,089)	(3,870)
Other restructuring costs	(13,005)	(1,841)	(47,868)	(1,841)
Corporate administrative expense	(54,684)	(51,959)	(184,849)	(181,132)
Other (expense) income - net	(513)	454	(26)	2,238
Income before income taxes	$149,904	$167,356	$717,164	$730,753

Segment profit margin:
U.S. Retail Coffee Market	23.2%	25.9%	27.8%	28.5%
U.S. Retail Consumer Market	28.9%	30.5%	27.0%	25.3%
U.S. Retail Oils and Baking Market	12.0%	12.8%	13.1%	14.1%
Special Markets	17.9%	17.2%	16.9%	15.4%